EXHIBIT 4.2

Form of Tranche B Note

IntercontinentalExchange, Inc.

4.69% Senior Note, Tranche B, due November 9, 2021

No. [_______]	November 9, 2011
$[__________]	PPN 45865V A@9

For Value Received, the undersigned, IntercontinentalExchange, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [_____________________] or registered assigns, the principal sum of [______________] Dollars (or so much thereof as shall not have been prepaid) on November 9, 2021 with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 4.69% per annum from the date hereof, payable semi-annually, on the 9th day of May and November in each year and at maturity, commencing on May 9, 2012, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, at a rate per annum from time to time equal to 6.69%, on any overdue payment of interest and, during the continuance of an Event of Default, on the unpaid balance hereof and on any overdue payment of any Make-Whole Amount, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Bank of America, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a tranche of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of November 9, 2011 (as from time to time amended, supplemented or modified, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Sections 6.2 and 6.3 of the Note Purchase Agreement, provided, that in lieu thereof such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by any holder of any Note will not constitute a non-exempt prohibited transaction under section 406(a) of ERISA.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note in substitution thereof for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make any required prepayments of principal on the date and in the amounts specified in the Note Purchase Agreement.  This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or may otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and holder hereof shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

IntercontinentalExchange, Inc.

By:_______________________________
Name:
Title: